CLARK, WILSON
Barristers & Solicitors
Patent & Trade-Mark Agents

Reply  Attention  of:     BERNARD  PINSKY
Direct  Telephone:     (604)  643-3153
EMail  Address:     BIP@CWILSON.COM
Website  Address:     WWW.CWILSON.COM
Our  File  No.:     23747-1


December  28,  2000

E-Com  Technologies  Corp.
388  -  1281  West  Georgia  Street
Vancouver,  British  Columbia
Canada

Gentlemen:

Re:  -  E-Com  Technologies  Corp  Form  S-8  Registration
----------------------------------------------------------

          We have acted as counsel to E-Com Technologies Corp.(the "Company") for the purpose of rendering this opinion. We have examined originals or copies of:

(a)     The  Plan  (as  hereafter  defined);

(b) minutes of a special meeting of the Company's directors dated December 11, 2000 approving the Plan;

(c)     Articles  of  Incorporation  and  By-Laws  of  the  Company;

(d) Certificate of Existence with Status in Good Standing dated December 21, 2000 from the Nevada Secretary of State (the "Certificate of Status"); and

(e)     the  minute  books  of  the  Company,

          (the  "Documents").

          We have assumed the genuineness of all signatures on the Documents, the authenticity of all documents submitted to us as originals and the conformity with their originals of all documents submitted to us as copies.

          In connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,250,000 shares of the Company's Common Stock, to be offered under the Company's 2000 Stock Incentive Plan (the "Plan"), and based on a review of the Documents, we are of the opinion that:

1. The Company is a corporation organized and existing under the laws of the State of Nevada and is in good standing with respect to the filing requirements of its annual reports.

2. All necessary corporate action has been taken to authorize the establishment of the Plan with a resolution authorizing the issuance of 1,250,000 shares of the Company's Common Stock under the Plan.

3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be issued as fully paid non-assessable shares of Common Stock of the Company.

          Our opinion expressed in paragraph 1 is based solely upon the Certificate of Status.

          In respect of the opinion expressed in paragraph 2, we have assumed that the corporate authority granted to corporations under the corporate laws of the state of Nevada are the same as the corporate authority granted to corporations under the laws of the state of California.

          We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement referred to above.

          We are qualified to practice law only in the Province of British Columbia and the State of California and we express no opinion herein as to laws other than the laws of the said jurisdictions and the federal laws of Canada and the United States applicable therein as of the date hereof. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur to be brought to our attention that did not exist on the date hereof and of which we had no knowledge.

                                        Yours  truly,
                                        CLARK,  WILSON

                                        /s/ Clark, Wilson